July 29, 2025

Bradley Atkins

Chairman, President and Trustee

Modern Capital Funds Trust

1050 Johnnie Dodds Blvd., Suite 2470

Mt. Pleasant, South Carolina 29465

RE:	Modern Capital Funds Trust File Nos. 811-23582 and 333-239559

Dear Mr. Atkins:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement filed on February 2, 2021, under the Securities Act of 1933 to the Registrant’s Registration Statement on Form N-1A (“Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 under the Securities Act of 1933 (Amendment No. 8 under the 1940 Act) to the Registration Statement (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

Thompson Hine LLP

Thompson Hine llp Attorneys at Law	1919 M Street, N.W. Suite 700 Washington, D.C. 20036-3537	www.ThompsonHine.com O: 202.331.8800 F: 202.331.8330